ROSS MILLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4520

(775) 684 5708

Website: www.nvsos.gov

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:   Asia Premium Television Group Inc.

2. The articles have been amended as follows:

A. ARTICLE I is amended as follows:

The name of the Corporation has been changed to “China Grand Resorts, Inc.”

B. ARTICLE IV – regarding the capital stock is hereby amended to add the following  paragraph:

Each twenty (20) shares of Common Stock, $0.001 par value per share, of the Corporation outstanding at 9:00 a.m. on the effective date shall be deemed to be one (1) share of Common Stock, $0.001 par value per share, of the Corporation. There shall be no fractional shares.  Odd lots shall be rounded up.  The total number of authorized shares shall not be reversed down but shall remain the same.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 5,334,487 shares (53.5%).

4. The effective date of this filing: (optional)  11/16, 2009.

5. Signature: (required)

/s/ Carla Zhou

     Carla Zhou CFO 10/16/09

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. Nevada Secretary of State Amend Profit After

Revised: 3-6-09